Exhibit 3.4

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

SPANSION LLC

a Delaware Limited Liability Company

MEMBERSHIP INTERESTS IN SPANSION LLC, A DELAWARE LIMITED LIABILITY COMPANY, HAVE NOT BEEN REGISTERED WITH OR QUALIFIED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE. THE INTERESTS ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS. THE INTERESTS CANNOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFERABILITY CONTAINED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF SPANSION LLC AND APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

Dated as of December 13, 2005

i

7.4	Admissions and Withdrawals	18
7.5	Admission of Assignees as Substitute Members	18
7.6	Withdrawal of Members	19

ARTICLE 8. DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY; EFFECT OF BREACH		19

8.1	Limitations	19
8.2	Exclusive Causes	19
8.3	Effect of Dissolution	19
8.4	No Capital Contribution Upon Dissolution	20
8.5	Liquidation	20

ARTICLE 9. MISCELLANEOUS		21

9.1	Amendments	21
9.2	No Waiver	21
9.3	Entire Agreement	21
9.4	Further Assurances	21
9.5	Notices	21
9.6	Tax Matters	22
9.7	Governing Law	22
9.8	Construction; Interpretation	22
9.9	Rights and Remedies Cumulative	23
9.10	No Assignment; Binding Effect	23
9.11	Language	23
9.12	Severability	23
9.13	Counterparts	23
9.14	Third-Party Beneficiaries	24
9.15	Specific Performance	24
9.16	Consequential Damages	24

EXHIBIT & SCHEDULES

Exhibit A         Members and Percentage Interests

ii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

SPANSION LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) is made and entered into as of the 13th day of December, 2005 (the “Effective Date”), by and between Spansion Inc., a Delaware corporation (“Spansion Member”), and Spansion Technology Inc., a Delaware corporation and a wholly-owned subsidiary of Spansion Member (“STI Member”), for the purpose of amending and restating the terms of the Amended and Restated Limited Liability Company Operating Agreement dated as of June 30, 2003, as amended by that First Amendment, dated May 20, 2005 and that Second Amendment, dated December 12, 2005 (the “Original Agreement”) of Spansion LLC (the “Company”), a limited liability company organized under the Delaware Limited Liability Company Act, as amended from time to time (the “Act”).

ARTICLE 1.

ORGANIZATIONAL MATTERS

1.1 Continuation

The Company was formed under the Act on April 15, 2003 by filing a Certificate of Formation of the Company (the “Certificate”) in the Office of the Secretary of State of the State of Delaware as required by the Act. The Members hereby continue the Company under the Act for the purposes and upon the terms and conditions hereinafter set forth and amend and restate the Original Agreement as set forth herein. STI Member was formerly named Fujitsu Microelectronics Holding, Inc. (“FMH”), and hereby continues as a Member of the Company. Spansion Member is hereby admitted to the Company as a Member upon its execution of this Agreement, as the successor in interest to the Membership Interests of AMD Investments, Inc., a Delaware corporation (“AMD Investments”). The rights and liabilities of the Members shall be as provided in the Act, except as otherwise expressly provided herein. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern. If any provision of this Agreement is prohibited or ineffective under the Act, this Agreement will be considered amended to the smallest degree possible in order to make such provision effective under the Act. Subject to the provisions hereof, the Members may execute and file, or cause an Officer of the Company to file, any duly authorized amendments to the Certificate from time to time in a form prescribed by the Act. The Members shall also cause to be made, on behalf of the Company, such additional filings and recordings as Spansion Member shall deem necessary or advisable.

1.2 Name

The name of the Company shall be Spansion LLC. The Company may also conduct business at the same time under one or more fictitious names if Spansion Member determines that such is in the best interests of the Company. Spansion Member may change the name of the Company, from time to time, in accordance with Applicable Law.

1.3 Principal Place of Business; Other Places of Business

The principal place of business of the Company is located in Sunnyvale, California or may be such other place within or outside the State of Delaware as Spansion Member may from time to time designate. The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware, but in all events within the United States, as Spansion Member deems advisable.

1.4 Business Purpose

The purpose of the Company shall be the (a) development, manufacture and sale of semiconductor devices (including single chip or multiple chip products), a substantial function of which is code and/or data storage; (b) entry into any other lawful business, purpose or activity in which a limited liability company may be engaged under Applicable Law (including, without limitation, the Act) as Spansion Member may determine from time to time, subject to and in accordance with the terms of this Agreement; and (c) entry into any lawful transaction and engagement in any lawful activities in furtherance of the foregoing purposes and as may be necessary, incidental or convenient to carry out the business of the Company as contemplated by this Agreement.

1.5 Designated Agent for Service of Process

The Company shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the Company in the State of Delaware. As of the date hereof, the address of the registered office of the Company in the State of Delaware is Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

1.6 Term

The Company shall continue until the Company is terminated, dissolved or liquidated in accordance with this Agreement and the Act. Notwithstanding the dissolution of the Company, the existence of the Company shall continue until termination pursuant to and as provided in Article 8 of this Agreement.

ARTICLE 2.

DEFINITIONS

Capitalized words and phrases used and not otherwise defined elsewhere in this Agreement shall have the following meanings:

“Act” is defined in the preamble.

“Adjusted Capital Account Deficit” means, with respect to any Member at any time, the deficit balance, if any, in such Member’s Capital Account as of such time, after giving effect to the following adjustments:

(1) Add to such Capital Account the amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(2) Subtract from such Capital Account such Member’s share of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” of a Person means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. A Person shall be deemed an Affiliate of another Person only so long as such control relationship exists.

“Agreement” shall mean this Amended and Restated Limited Liability Company Operating Agreement which shall constitute the limited liability company agreement of the Company within the meaning of the Act.

“AMD Investments” is defined in Section 1.1.

“Applicable Law” means, with respect to a Person, any domestic or foreign, national, federal, territorial, state or local constitution, statute, law (including principles of common law), treaty, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, legally binding directive, judgment, decree or other requirement or restriction of any arbitrator or Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates).

“Assignee” means any Person (a) to whom a Member (or assignee thereof) Transfers all or any part of its Economic Interest in the Company in accordance with this Agreement, and (b) which has not been admitted to the Company as a Substitute Member pursuant to Section 7.5 of this Agreement.

“Business Day” means any day other than a day on which commercial banks in California are required or authorized to be closed.

“Capital Account” means the Capital Account maintained for each Member on the Company’s books and records in accordance with the following provisions:

(1) To each Member’s Capital Account there shall be added (a) such Member’s Capital Contributions, (b) such Member’s allocable share of Net Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Article 5 hereof or other provisions of this Agreement and (c) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

(2) From each Member’s Capital Account there shall be subtracted (a) the amount of (i) cash and (ii) the Gross Asset Value of any Company Assets (other than cash) distributed to such Member pursuant to any provision of this Agreement in its capacity as a Member, (b) such Member’s allocable share of Net Losses and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to Article 5 or other provisions of this Agreement, and (c) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member.

(3) In the event any Interest in the Company is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Interest.

(4) In determining the amount of any liability for purposes of subsections (1) and (2) of this definition, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(5) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Members shall determine that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Regulations, the Members may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Article 8 hereof upon the dissolution of the Company. The Members shall also make (a) any adjustments that are necessary or appropriate, in the absence of guidance under applicable Regulations, to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (b) any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Sections 1.704-1(b) and 1.704-2.

“Capital Contributions” means, with respect to any Member, the total amount of cash and the initial Gross Asset Value of property (other than cash) contributed to the capital of the Company by such Member or by the predecessor in interest to the Membership Interests held by the Member.

“Cash” means cash and cash equivalents determined by the Company in good faith consistent with GAAP.

“Certificate” is defined in Section 1.1.

“Chief Executive Officer” is defined in Section 6.3.1.

“Chief Financial Officer” is defined in Section 6.3.3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Company” is defined in the preamble.

“Company Accountant” shall mean initially Ernst & Young LLP or such other independent accounting firm as appointed from time to time by Spansion Member.

“Company Assets” means all direct and indirect rights and interests in real and personal property owned by the Company from time to time, and shall include both tangible and intangible property (including Cash).

“Company Entity” means the Company, or any of its directly or indirectly majority owned subsidiaries (whether organized as corporations, limited liability companies or other legal entity).

“Company Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”

“Depreciation” means, for each Fiscal Year of the Company or other period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members.

“DGCL” means the General Corporation Law of Delaware, as amended.

“Economic Interest” means a Person’s right to share in allocations of Net Profits, Net Losses and other items of income, gains, losses, deductions and credits hereunder and to receive distributions from, the Company as set forth in this Agreement, but does not include any other rights of a Member including, without limitation, the right to vote or to participate in the management of the Company, or, except as specifically provided in this Agreement or required under the Act, any right to information concerning the business and affairs of the Company.

“Effective Date” is defined in the preamble.

“Fiscal Year” is defined in Section 6.2.1.

“FMH” is defined in Section 1.1.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any foreign, domestic, national, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(1) The initial Gross Asset Value of the assets contributed to the Company by AMD Investments and FMH in connection with the contribution of the contributed assets is the gross fair market value of such assets, which the parties agree is equal to the book value of such contributed assets as determined in accordance with GAAP and shall be set forth on Exhibit A of the Original Agreement.

(2) The Gross Asset Value of all Company Assets immediately prior to the occurrence of any event described in subsections (a) through (d) hereof shall be adjusted to equal their respective gross fair market values, in accordance with the applicable valuation provisions of this Agreement, or if there are no such provisions, as determined by Spansion Member using such reasonable method of valuation as Spansion Member may adopt, upon the occurrence of the following events and in accordance with the applicable Regulations:

(a) the acquisition of an additional Interest in the Company (other than in connection with the execution of this Agreement) by a new or existing Member in exchange for more than a de minimis Capital Contribution, if Spansion Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Members in the Company;

(b) the distribution by the Company to a Member of more than a de minimis amount of Company Assets as consideration for an Economic Interest or Interest in the Company, if Spansion Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Members in the Company;

(c) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and

(d) at such other times as Spansion Member shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

(3) The Gross Asset Value of any Company Asset distributed to a Member shall be the gross fair market value of such Company Asset on the date of distribution as determined by Spansion Member.

(4) The Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Company Assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (4) of this definition to the extent that Spansion Member reasonably determines that an adjustment pursuant to subsection (2) of this definition above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (4) of this definition.

(5) If the Gross Asset Value of a Company Asset has been determined or adjusted pursuant to subsections (1), (2) or (4) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Company Asset for purposes of computing Net Profits and Net Losses.

“Liquidators” is defined in Section 8.5.1.

“Member” means a Person owning a Membership Interest, including any Substitute Member.

“Member Minimum Gain” means “partner nonrecourse debt minimum gain” as defined in Regulations Section 1.704-2(i)(2).

“Member Nonrecourse Debt” means “partner nonrecourse debt” as set forth in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” means “partner nonrecourse deductions” as set forth in Regulations Section 1.704-2(i).

“Membership Interest” or “Interest” means the entire ownership interest of a Member in the Company at any particular time, including without limitation, the Member’s Economic Interest, any and all rights to vote and otherwise participate in the Company’s affairs, and the rights to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement. A Membership Interest may be expressed as a number of Units.

“Net Profits” or “Net Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(1) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;

(2) Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this subsection (2) of this definition, shall be subtracted from such taxable income or loss;

(3) Gain or loss resulting from any disposition of Company Assets where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company Assets disposed of, notwithstanding that the adjusted tax basis of such Company Assets differs from its Gross Asset Value;

(4) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

(5) To the extent an adjustment to the adjusted tax basis of any asset included in Company Assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profits and Net Losses;

(6) If the Gross Asset Value of any Company Asset is adjusted in accordance with subsection (2) or subsection (3) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses; and

(7) Notwithstanding any other provision of this definition, any items of income, gain, loss or deduction that are specially allocated pursuant to Sections 5.2 and 5.4.4 shall not be taken into account in computing Net Profits or Net Losses. The amount of items of income, gain, loss and deduction available to be specially allocated shall be determined using principles analogous to those set forth in this definition.

The Members acknowledge and agree that for financial accounting purposes the results of the Company’s operations will be reported in accordance with GAAP and that Net Profits, Net Losses, and the items taken into account in determining Net Profits and Net Losses, for any Fiscal Year shall be taken into account for financial accounting purposes only if, when and to the extent required or permitted to be taken into account in accordance with GAAP and that GAAP may require or permit that other items be taken into account.

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Officer” is defined in Section 6.3.3.

“Original Agreement” is defined in the preamble.

“Percentage Interest” means, with respect to Spansion Member, 60%, and with respect to STI Member, 40%.

“Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, other legal entity or Governmental Authority.

“Proceeding” means actions, suits, hearings, arbitrations, proceedings (public or private), investigations, examinations, audits or claims brought by or against any Governmental Authority.

“Regulations” means temporary and final Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding Treasury Regulations).

“Regulatory Allocations” is defined in Section 5.2.8.

“Secretary” is defined in Section 6.3.3.

“Spansion Member” is defined in the preamble.

“STI Member” is defined in the preamble.

“Substitute Member” means any Person (a) to whom a Member (or Assignee thereof) Transfers all or any part of its Interest in the Company, and (b) which has been admitted to the Company as a substitute member pursuant to Section 7.5.

“Tax” or “Taxes” means all taxes, levies, imposts and fees imposed by any Governmental Authority (domestic or foreign) of any nature including but not limited to federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax.

“Tax Matters Partner” shall mean Spansion Member.

“Transfer” (including, with correlative meaning, the term “Transferred”) means, with respect to any Membership Interest in the Company or portion thereof, a sale, conveyance, exchange, assignment, pledge, encumbrance, gift, bequest, hypothecation or other transfer or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by operation of law), or an agreement to do any of the foregoing.

“Unit” means, with respect to a Membership Interest, a fractional, undivided share of such Membership Interest issued pursuant to Article 3 of this Agreement. A Membership Interest may include a fractional Unit. As of the date hereof, the Units are held by the Members in accordance with Exhibit A, which Exhibit will be updated from time to time in accordance with the terms of this Agreement.

ARTICLE 3.

CAPITAL; CAPITAL ACCOUNTS AND MEMBERS

3.1 Capital Account Balances

Spansion Member has succeeded to the Capital Account balance of AMD Investments. The names, addresses and Percentage Interests of, and number of Units owned by, each Member are set forth on Exhibit A.

3.2 Capital Accounts

The Company shall continue to maintain a Capital Account for each Member in accordance with the terms of this Agreement.

3.3 Member Capital

Except as otherwise provided in this Agreement or with the prior vote of the Members: (a) no Member shall demand or be entitled to receive a return of or interest on any portion of its Capital Contributions or balance in its Capital Account; (b) no Member shall withdraw any portion of its Capital Contributions or receive any distributions from the Company as a return of capital on account of such Capital Contributions; and (c) the Company shall not redeem or repurchase the Membership Interest of any Member, provided that any such return, distribution or redemption that is permitted hereunder shall be pro rata based upon the Members’ respective Percentage Interests.

3.4 Liability of Members

Except as otherwise required by any non-waivable provision of the Act or other Applicable Law and except as provided in this Agreement or other agreements between the Company and one or more Members or their Affiliates, no Member shall be personally liable in any manner whatsoever for any debt, liability or other obligation of the Company, whether such debt, liability or other obligation arises in contract, tort, or otherwise solely by reason of being a Member.

ARTICLE 4.

DISTRIBUTIONS

4.1 Distributions of Cash Available for Distribution

Subject to applicable legal and contractual restrictions and to Section 4.3 and Article 8, the Company shall retain cash in an amount sufficient to fund the Company’s operations as determined by Spansion Member. Excess cash, as determined by Spansion Member, may be distributed by the Company pro rata to the Members in proportion to their Percentage Interests by unanimous agreement of the Members.

4.2 Distributions Upon Liquidation

Distributions made in conjunction with the final liquidation of the Company shall be applied or distributed as provided in Article 8 hereof.

4.3 Withholding

The Company may withhold amounts in respect of allocations or distributions if it is required to do so by any Applicable Law, and each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member such amount of federal, state, local or foreign taxes that the Tax Matters Partner determines the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. Any amounts withheld pursuant to this Section 4.3 shall be treated as having been distributed to such Member. Each Member hereby represents that it has provided to the Company IRS Form W-9 and that it has provided or will from time to time provide such other forms or documents as may reasonably be required in order to establish the status of such Member for purposes of the tax laws of any applicable jurisdiction. Each Member agrees to indemnify and hold harmless the Company from any liability imposed on the Company for (i) any action taken by the Company in reliance upon such representation of tax withholding status or (ii) any failure to withhold from any amount distributable or allocable, or deemed distributable or allocable, to such Member pursuant to this Agreement. A Member’s obligations hereunder shall survive the dissolution, liquidation or winding up of the Company.

4.4 Distributions in Kind

No right is given to any Member to demand or receive any distribution of property other than cash as provided in this Agreement. The Members may determine to make a distribution in kind of Company Assets to the Members, and such Company Assets shall be distributed in such fashion as to ensure that the fair market value thereof (as determined by the Members) is distributed, and any items of gain or loss resulting from such distribution are allocated, in accordance with this Article 4 and Articles 5 and 8 hereof.

4.5 Limitations on Distributions

Notwithstanding any provision to the contrary contained in this Agreement, the Company, shall not be required to make a distribution to any Member or the holder of any Economic Interest on account of its Membership Interest or Economic Interest in the Company (as applicable) in violation of the Act or other Applicable Law.

ARTICLE 5.

ALLOCATIONS OF NET PROFITS AND NET LOSSES

5.1 General Allocation of Net Profits and Losses

5.1.1 Net Profits and Net Losses shall be determined and allocated with respect to each Fiscal Year of the Company as of the end of such Fiscal Year and at such other times, if any, as the Members shall determine is appropriate for purposes of administering this Agreement. Subject to the other provisions of this Agreement, an allocation to a Member of a share of Net Profits or Net Losses shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Profits or Net Losses.

5.1.2 Subject to the other provisions of this Article 5, Net Profits, Net Losses and any other items of income, gain, loss and deduction for any Fiscal Year shall be allocated in proportion to the Members’ respective Percentage Interests.

5.2 Regulatory Allocations

Notwithstanding the foregoing provisions of this Article 5, the following special allocations shall be made in the following order of priority:

5.2.1 If there is a net decrease in Company Minimum Gain during a Company taxable year, then, to the extent required by Regulations Section 1.704-2(f), each Member shall be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2). This Section 5.2.1 is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

5.2.2 If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall, to the extent required by Regulations Section 1.704-2(i)(4), be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Regulations Section 1.704-2(g)(2). This Section 5.2.2 is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

5.2.3 If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), and after receiving such adjustment, allocation, or distribution, such Member has an Adjusted Capital Account Deficit, items of income and gain shall be allocated to all such Members (in proportion to the amounts of their respective Adjusted Capital Account Deficits) in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Member as quickly as possible. This Section 5.2.3 is intended to constitute a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

5.2.4 If the allocation of Net Loss to a Member as provided in Section 5.1 would create or increase an Adjusted Capital Account Deficit for such Member, there shall be allocated to such Member only that amount of Net Loss as will not create or increase an Adjusted Capital Account Deficit. The Net Loss that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests, subject to the limitations of this Section 5.2.4. If, after the allocation of Net Loss pursuant to the preceding two sentences, no additional amount of Net Loss can be allocated to any Member without creating or increasing an Adjusted Capital Account Deficit for such Member, then Net Loss shall be allocated to the Members in accordance with their relative Percentage Interests. This Section 5.2.4 is intended to implement the alternate test for economic effect set forth in Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

5.2.5 To the extent that an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

5.2.6 The Nonrecourse Deductions for each taxable year of the Company shall be allocated to the Members in proportion to their Percentage Interests.

5.2.7 The Member Nonrecourse Deductions shall be allocated each year to the Member that bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

5.2.8 The allocations set forth in Sections 5.2.1, 5.2.2, 5.2.3, 5.2.4, 5.2.5, 5.2.6 and 5.2.7 (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 5.1.2, the Regulatory Allocations shall be taken into account by the Members in specially allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. In exercising its discretion under this Section 5.2.8, the Members shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

5.3 Tax Allocations

5.3.1 Except as provided in Section 5.3.2, for income tax purposes under the Code and the Regulations and for purposes of applicable state and local law, each Company item of income, gain, loss and deduction shall be allocated between the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to this Article 5.

5.3.2 Tax items with respect to Company Assets that are contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated between the Members for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) or, if applicable, corresponding provisions of applicable state or local law so as to take into account such variation. The Company shall account for such variation under any permissible method set forth in Regulations Section 1.704-3 as determined by the Tax Matters Partner. Any tax credits will be allocated to the Members in accordance with the requirements of applicable tax law. Allocations pursuant to this Section 5.3.2 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses and any other items or distributions pursuant to any provision of this Agreement.

5.4 Other Provisions

5.4.1 For any Fiscal Year during which any Membership Interest or Economic Interest or portion thereof is Transferred between the Members or to another Person or is otherwise disposed of or acquired, or there is for any other reason a change in the Members’ respective Percentage Interests, the portion of the Net Profits, Net Losses and other items of income, gain, loss, deduction and credit with respect to such Membership Interest or Economic Interest or portion thereof shall be allocated and, to the extent necessary apportioned, under any method allowed pursuant to Section 706 of the Code and the applicable Regulations, as reasonably determined by the Members; provided, that the Members shall utilize consistent methods with respect to the same or substantially similar transactions and items in making such allocations or apportionments with respect to all such changes in the Members’ respective Percentage Interests, whether occurring within a single Fiscal Year or in different Fiscal Years.

5.4.2 In the event that the Code or any Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article 5, the Members are hereby authorized to make new allocations in reliance on the Code and such Regulations.

5.4.3 For purposes of determining a Member’s proportional share of the Company’s “excess nonrecourse liabilities” within the meaning of Regulations Section 1.752-3(a)(3), each Member’s interest in Net Profits shall be such Member’s Percentage Interest.

5.4.4 All matters concerning the allocations and other determinations provided for in this Article 5 and any accounting procedures not expressly provided for in this Agreement shall be determined by the Members in a manner consistent with the terms and intent of this Agreement.

ARTICLE 6.

MANAGEMENT

6.1 Managing Member

Spansion Member shall have the sole and exclusive power and authority to act for and bind the Company. Spansion Member shall have the exclusive right to manage the business and affairs of the Company and may delegate such management rights, powers, duties and responsibilities to one or more Officers or such other person or persons designated by them as they may determine, provided that such delegation by Spansion Member shall not cause Spansion Member to cease being a Member. Pursuant to its discretion to do so under this Section 6, Spansion Member hereby delegates to each of the Officers the nonexclusive power and authority to act as an agent of the Company and, in such capacity, to bind the Company in the ordinary course of the Company’s business and to execute any and all documents to be signed by the Company. Notwithstanding the foregoing delegation of power, no Officer shall have the authority to make any distributions without the consent of Spansion Member.

6.2 Accounting; Records and Reports

6.2.1 Accounting and Fiscal Year. The books, records and accounts of the Company, including for all applicable tax purposes, will be maintained in accordance with such methods of accounting as shall be determined by Spansion Member. The fiscal year of the Company (“Fiscal Year”) shall correspond to that of Spansion Member. The Company shall have a taxable year which complies with Section 706(b) of the Code.

6.2.2 Books and Records. The Members shall cause to be kept, at the principal place of business of the Company, or at such other location as Spansion Member shall reasonably deem appropriate, full and proper ledgers, other books of account, and records of all receipts and disbursements, other financial activities, and the internal affairs of the Company for at least the current and past four (4) Fiscal Years. The Members shall also cause to be kept at such location copies of each of the following:

(a) a current list of the full name and last known address of each Member, and the capital account, number of Units and Percentage Interest held by each Member;

(b) the Certificate of the Company, any amendments to the Certificate, and executed copies of any powers of attorney granted for the purpose of executing the Certificate;

(c) the Company’s federal, state and local income tax returns and reports, if any, for the seven (7) most recent years;

(d) this Agreement and any amendments to this Agreement;

(e) financial statements of the Company for the five (5) most recent Fiscal Years; and

(f) minutes of meetings of the Members and any written consents of the Members for actions taken without a meeting.

6.3 Officers of the Company

6.3.1 Chief Executive Officer. The Company will employ a chief executive officer (the “Chief Executive Officer”).

6.3.2 Duties and Powers of the Chief Executive Officer. The Chief Executive Officer of the Company shall, subject to the control of Spansion Member, have general supervision, direction and control of the day-to-day affairs of the Company and shall report directly to Spansion Member. Unless limited by Spansion Member or this Agreement, he or she shall have the general powers and duties of management usually vested in the office of chief executive officer of corporations and shall have such other powers and duties as may be prescribed by Spansion Member. In the absence or disability of the Chief Executive Officer, an Officer designated by Spansion Member shall perform all duties of the Chief Executive Officer.

6.3.3 Other Officers; Employment; Removal. The Company may also employ a chief financial officer (“Chief Financial Officer”), a secretary (“Secretary”) and such other officers as elected by Spansion Member, each of whom will be accountable to the Chief Executive Officer (the Chief Executive Officer, Chief Financial Officer, the Secretary and any other officers elected in accordance with this Section 6.3.3, each, an “Officer” and collectively, the “Officers”). The Chief Executive Officer and any other Officer may be removed at any time by Spansion Member.

6.3.4 Duties and Powers of Chief Financial Officer. The Chief Financial Officer of the Company (a) shall have the custody of the corporate funds and securities of the Company, (b) shall keep and maintain, or cause to be kept and maintained, books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses and capital and (c) shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by Spansion Member. He or she shall disburse the funds of the Company as may be ordered by Spansion Member and shall render to Spansion Member at its request an account of all his or her transactions as Chief Financial Officer and of the financial condition of the Company. The books of account shall at all reasonable times be open to inspection by any Member.

6.3.5 Duties and Powers of Secretary.

(a) The Secretary shall attend (in person or by telephone conference) all meetings of the Members (whether any of such meetings are in person, by telephone conference or both) and record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for any standing committees when requested by such committee. He or she shall give, or cause to be given, notice of all meetings of the Members and shall perform such other duties as may be prescribed by Spansion Member.

(b) The Secretary shall keep, or cause to be kept, at the principal executive office or at the office of the Company’s transfer agent or registrar, as determined by resolution of the Members, a register, or a duplicate register, showing the names of all Members and their addresses, Economic Interests and voting interests, the number and date of certificates issued for the same (if any), and the number and date of cancellation of every certificate surrendered for cancellation (if any). The Secretary shall also keep all documents as may be required under the Act.

6.3.6 General Provisions Regarding Officers.

(a) Spansion Member may, from time to time, designate Officers of the Company and delegate to such Officers such authority and duties as Spansion Member may deem advisable and may assign titles (including, without limitation, president, vice-president and/or treasurer) to any such Officer. Unless Spansion Member otherwise determines, if the title assigned to an Officer of the Company is one commonly used for Officers of a business corporation formed under the DGCL, then, subject to the terms of this Agreement, the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are customarily associated with such office pursuant to the DGCL. Any number of titles may be held by the same Officer.

(b) Subject to all rights, if any, under any contract of employment, any Officer to whom a delegation is made pursuant to the foregoing shall serve in the capacity delegated unless and until such delegation is revoked by Spansion Member for any reason or no reason whatsoever, with or without cause, or such Officer resigns.

(c) No Officer needs to be a resident or citizen of the United States.

(d) The only fiduciary duties an Officer of the Company owes to the Company and the Members are duties a similar officer of a Delaware corporation would have under the DGCL, as interpreted by Delaware courts.

ARTICLE 7.

DISPOSITION AND TRANSFERS OF INTERESTS

7.1 Transfers

Either Member may assign in whole or in part its Membership Interests with the consent of Spansion Member.

7.2 Further Restrictions on Transfer

Notwithstanding any contrary provision in this Agreement, any otherwise permitted Transfer shall be null and void if:

7.2.1 such Transfer requires the registration of such Transferred Membership Interest pursuant to any applicable federal or state securities laws;

7.2.2 such Transfer causes the Company to become a “publicly traded partnership,” as such term is defined in Section 7704(b) of the Code;

7.2.3 such Transfer subjects the Company to regulation under the Investment Company Act, the Investment Advisers Act or the Employee Retirement Income Security Act of 1974, as amended;

7.2.4 such Transfer results in a violation of Applicable Laws; or

7.2.5 such Transfer is made to any Person who lacks the legal right, power or capacity to own such Interest.

7.3 Rights of Assignees

Until such time, if any, as a transferee of any permitted Transfer pursuant to this Article 7 is admitted to the Company as a Substitute Member pursuant to Section 7.5: (i) such transferee shall be an Assignee only, and only shall receive, to the extent Transferred, the distributions and allocations of income, gain, loss, deduction, credit, or similar item to which the Member which Transferred its Membership Interest would be entitled, and (ii) to the fullest extent permitted by Applicable Law, such Assignee shall not be entitled or enabled to exercise any other rights or powers of a Member, such other rights remaining with the transferring Member. In such a case, the transferring Member shall remain a Member even if it has Transferred its entire Economic Interest in the Company to one or more Assignees. In the event any Assignee desires to make a further assignment of any Economic Interest in the Company, such Assignee shall be subject to all of the provisions of this Agreement to the same extent and in the same manner as any Member desiring to make such an assignment.

7.4 Admissions and Withdrawals

No Person shall be admitted to the Company as a Member after the Effective Date except in accordance with Section 7.5. No admission or withdrawal of a Member shall cause the dissolution of the Company. Any purported admission or withdrawal which is not in accordance with this Agreement shall be null and void.

7.5 Admission of Assignees as Substitute Members

7.5.1 Conditions. An Assignee shall become a Substitute Member immediately, upon the satisfaction of each of the following conditions:

(a) the Company receives from the Assignee copies of any instruments of Transfer evidencing the Transfer; and

(b) Assignee’s receipt of its Membership Interest in compliance with the provisions of this Agreement.

7.5.2 Amendment. Upon the admission of any Substitute Member, Exhibit A shall be amended to reflect the name, address and Percentage Interest of such Substitute Member and to eliminate or adjust, if necessary, the name, address and Percentage Interest of the predecessor of such Substitute Member.

7.6 Withdrawal of Members

If a Member has Transferred all of its Membership Interest to one or more Assignees, then such Member shall be deemed to have withdrawn from the Company if and when all such Assignees have been admitted as Substitute Members in accordance with this Agreement.

ARTICLE 8.

DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY;

EFFECT OF BREACH

8.1 Limitations

The Company may be dissolved, liquidated, and terminated only pursuant to the provisions of this Article 8, and the parties hereto do hereby irrevocably waive, to the extent permitted by Applicable Law, any and all other rights they may have to cause a dissolution, liquidation or termination of the Company or a sale or partition of any or all of the Company Assets in connection with such dissolution or liquidation.

8.2 Exclusive Causes

Notwithstanding the Act, the following and only the following events shall cause the Company to be dissolved, liquidated, and terminated:

(a) by the election of all of the Members; or

(b) the entry of a decree of judicial dissolution pursuant to §18-802 of the Act.

To the fullest extent permitted by law, any dissolution of the Company other than as provided in this Section 8.2 shall be a dissolution in contravention of this Agreement.

8.3 Effect of Dissolution

The dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until it has been wound up and its assets have been distributed as provided in Section 8.5.1 of this Agreement. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.

8.4 No Capital Contribution Upon Dissolution

Each Member shall look solely to the Company Assets for all distributions with respect to the Company, its Capital Contribution thereto, its Capital Account and its share of Net Profits or Net Losses, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member. Accordingly, if any Member has a deficit Capital Account balance (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the liquidation occurs), then such Member shall have no obligation to make any Capital Contribution with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

8.5 Liquidation

8.5.1 Upon dissolution of the Company, the Members (or other Person(s) designated by a decree of court) shall act as the “Liquidators” of the Company. The Liquidators shall liquidate the Company Assets, and after allocating (pursuant to Article 5 of this Agreement) all income, gain, loss and deductions resulting therefrom, shall apply and distribute the proceeds thereof as follows:

(a) first, to (i) the payment of the obligations of the Company to third parties, including, but not limited to and on a pari passu basis, taxes, debts, lease and other payments to Persons other than Members or their Affiliates; (ii) the expenses of liquidation; and (iii) the setting up of any reserves for contingencies, debts or liabilities to Persons other than the Members or their Affiliates, whether the whereabouts of the creditor is known or unknown, which the Members may consider necessary;

(b) thereafter, amounts due to either Member or their respective Affiliates (other than a Company Entity) pursuant to intellectual property license agreements, consulting agreements, services agreements, subcontracting agreements, lease agreements and other similar agreements;

(c) thereafter, to the setting up of any reserves for contingencies, debts or liabilities to Members or their Affiliates, which the Members may consider necessary; and

(d) thereafter, to the Members in proportion to the positive balances in the Members’ respective Capital Accounts, determined after taking into account all Capital Account adjustments for the Company’s taxable year during which such liquidation occurs, by the end of the taxable year in which such liquidation occurs or, if later, within ninety (90) days after the date of the liquidation.

8.5.2 Notwithstanding Section 8.5.1 of this Agreement, in the event that Spansion Member determines that an immediate sale of all or any portion of the Company Assets would cause undue loss to the Members, Spansion Member, in order to avoid such loss to the extent not then prohibited by the Act, may either defer liquidation of and withhold from distribution for a reasonable time any Company Assets except those necessary to satisfy the Company’s debts and obligations, or, subject to Section 4.5, distribute the Company Assets to the Members in kind (in accordance with the second sentence of Section 8.5.1).

ARTICLE 9.

MISCELLANEOUS

9.1 Amendments

9.1.1 Joinder. Each Substitute Member shall become a signatory hereto by signing a Joinder Agreement substantially in the form of Exhibit B, and this Agreement will be deemed to have been amended to give effect to such Joinder Agreement. By so signing, each Substitute Member, as the case may be, shall be deemed to have adopted and to have agreed to be bound by all of the provisions of this Agreement.

9.1.2 Requirement; Board Authority. Any provision of this Agreement may be amended, if, and only if, such amendment is in writing and is duly executed by all Members. Upon the making of any amendment to this Agreement, the Members shall prepare and file such documents and certificates as may be required under the Act and under any other Applicable Law.

9.2 No Waiver

Any provision of this Agreement may be waived if, and only if, such waiver is in writing and is duly executed by the party against whom the waiver is to be enforced. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial waiver or exercise thereof preclude the enforcement of any other right, power or privilege.

9.3 Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersede any and all prior oral and written, and all contemporaneous oral, agreements or understandings pertaining thereto. There are no agreements, understandings, restrictions, warranties or representations relating to such subject matter among the parties other than those set forth herein.

9.4 Further Assurances

Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary or advisable to effectively carry out the purposes of this Agreement.

9.5 Notices

Unless otherwise provided herein, all notices, requests, instructions or consents required or permitted under this Agreement shall be in writing and will be deemed given: (a) when delivered personally; (b) when sent by confirmed facsimile; (c) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) three (3) Business Days after deposit with an internationally recognized commercial overnight carrier specifying next-day delivery, with written verification of receipt. All communications will be sent to the addresses listed on Exhibit A (or to such other address or facsimile number as may be designated by a party giving written notice to the other parties pursuant to this Section 9.5).

9.6 Tax Matters

9.6.1 Tax Matters Partner.

(a) The Company shall file an election pursuant to Code Section 6231(a)(1)(B)(ii) to have Code Section 6231(a)(1)(B)(i) not apply. Spansion Member shall serve as the Company’s “Tax Matters Partner” (as defined in Code Section 6231(a)(7)) and shall perform any similar or corresponding role under applicable state law. The Tax Matters Partner shall perform the duties imposed on a Tax Matters Partner under the Code and shall be entitled to expend Company funds for (or to be reimbursed for) reasonable third-party costs relating thereto.

(b) The Member designated as Tax Matters Partner is hereby authorized to make all elections available to the Company for federal, state, local, and foreign tax purposes.

9.7 Governing Law

This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, United States of America, as applied to agreements among Delaware residents entered into and wholly to be performed within the State of Delaware (without reference to any choice or conflicts of laws rules or principles that would require the application of the laws of any other jurisdiction).

9.8 Construction; Interpretation

9.8.1 Certain Terms. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limited and means “including without limitation.”

9.8.2 Section References; Titles and Subtitles. Unless otherwise noted, all references to Sections, Schedules and Exhibits herein are to Sections, Schedules and Exhibits of this Agreement. The titles, captions and headings of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

9.8.3 Reference to Persons, Agreements, Statutes. Unless otherwise expressly provided herein, (i) references to a Person include its successors and permitted assigns, (ii) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto or supplements thereof and (iii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

9.8.4 Presumptions. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

9.9 Rights and Remedies Cumulative

The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

9.10 No Assignment; Binding Effect

Except as otherwise expressly provided herein, no party may assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Spansion Member. Any attempted assignment in violation of the foregoing shall be null and void. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the Members, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Company, whether as Assignees, Substitute Members or otherwise.

9.11 Language

This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the parties. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

9.12 Severability

If any provision in this Agreement will be found or be held to be invalid or unenforceable, then the meaning of said provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement which will remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any party. In such event, the parties will use their respective best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the parties’ intent in entering into this Agreement.

9.13 Counterparts

This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party.

9.14 Third-Party Beneficiaries

None of the provisions of this Agreement shall be for the benefit of or be enforceable by any creditor of the Company or by any third-party creditor of any Member. This Agreement is not intended to confer any rights or remedies hereunder upon, and shall not be enforceable by, any Person other than the parties hereto, their respective successors and permitted assigns.

9.15 Specific Performance

The parties agree that irreparable damage will result if this Agreement is not performed in accordance with its terms, and the parties agree that any damages available at law for a breach of this Agreement would not be an adequate remedy. Therefore, the provisions hereof and the obligations of the parties hereunder shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for an granted in connection therewith. Such remedies and all other remedies provided for in this Agreement shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that a party may have under this Agreement, at law or in equity.

9.16 Consequential Damages

No party shall be liable to any other party under any legal theory for indirect, special, incidental, consequential or punitive damages, or any damages for loss of profits, revenue or business, even if such party has been advised of the possibility of such damages (it being understood that (i) diminution in value of Membership Interest shall not be considered to fall within any such category of damages and (ii) a claim seeking to recover diminution in value shall not be limited by operation of this Section 9.16).

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

MEMBERS

SPANSION INC.

By:	/s/ Bertrand F. Cambou
Name:
Title:

SPANSION TECHNOLOGY INC.

By:	/s/ Bertrand F. Cambou
Name:
Title:

SIGNATURE PAGE TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF SPANSION LLC

1

EXHIBIT A

Members and Percentage Interests

Member	Percentage Interest
Spansion Inc.	60 percent

Spansion Technology Inc.	40 percent